EXHIBIT 4(j)
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description summarizes certain material terms of American Express Credit Corporation’s (“ Credco”) 0.625% Senior Notes, due November 22, 2021 (the “2021 notes”), which is the only class of the registrant’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of the 2021 notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of June 9, 2006 (the “indenture”), between Credco and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “trustee”), as supplemented by the first supplemental indenture, dated as of November 22, 2016, between Credco and the trustee and the second supplemental indenture, dated as of November 20, 2016, between Credco and the trustee.
The 2021 notes are general unsecured obligations that rank on an equal basis with all our other present and future senior unsecured and unsubordinated debt. The 2021 notes are effectively subordinated to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.
When we use the terms “Credco,” “we,” “us” or “our” in this description, we mean American Express Credit Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.
The 2021 Notes
We initially issued €1,000,000,000 aggregate principal amount of 2021 notes on November 22, 2016. The maturity date of the 2021 notes is November 22, 2021. As of February 27, 2020, €1,000,000,000 aggregate principal amount of the 2021 notes was outstanding.
Interest on the 2021 Notes
We pay interest on the 2021 notes at the rate of 0.625% per annum, annually in arrears on November 22 of each year to the persons in whose names such 2021 notes are registered on the close on business on the fifteenth day (whether or not a business day) preceding such interest payment date (or November 7 of each year), except that interest payable at maturity will be payable to the person to whom the principal of the 2021 notes is paid. Interest on the 2021 notes is computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the 2021 notes, to but excluding the next scheduled interest payment date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.
Payment on the 2021 Notes
If any day on which a payment of interest, principal or a redemption payment is due on the 2021 notes is not a Business Day (as defined below), then the holder of the 2021 notes shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under “-Payment of Additional Amounts on the 2021 notes” below. “Business Day” for purposes of the 2021 notes means each Monday, Tuesday, Wednesday, Thursday or Friday (i) that is not a day on which banking institutions in The City of New York or The City of London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Principal of and interest on the 2021 notes is payable, and the 2021 notes are exchangeable and transferable, at our office or agency maintained for that purpose, which is initially the London office of The Bank of New York Mellon, London Branch.
All payments of interest and principal, including payments made upon any redemption of the 2021 notes, will be made in euro. If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community then all payments in respect of the 2021 notes will be made in U.S. dollars until the euro is again available or so used. The amount otherwise payable by us on any date in euro would be converted into U.S. dollars at a rate determined by us in good faith. If applicable laws or regulations of the member states of the European Union (including official pronouncements applying those laws or regulations) mandated, in our good faith determination, the use of a specific exchange rate for these purposes, we would apply the exchange rate so mandated. Any payment in respect of such 2021 notes made under such circumstances in U.S. dollars will not constitute an event of default under the 2021 notes or the indenture under which the 2021 notes have been issued.
Payment of Additional Amounts on the 2021 Notes
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the 2021 notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the 2021 notes to a holder who is a Non-United States Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.
However, our obligation to pay additional amounts shall not apply:
(1) to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;
(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or
(d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code") or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;
(2) to any beneficial owner that is not the sole beneficial owner of a note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or other person, if compliance is required by statute or by regulation of the United States Department of the Treasury, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service, or IRS, Form W-8BEN-E, W-8BEN, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations or intergovernmental agreements (including entering into and complying with an agreement with the U.S. Internal Revenue Service to report information or complying with any similar reporting requirements imposed by an intergovernmental agreement) that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge;
(4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5) to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later;
(6) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later;
(7) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;
(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;
(9) to any withholding or deduction which is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive; or
(10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).
The 2021 notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “-Payment of Additional Amounts on the 2021 Notes" and under the heading “-Redemption of the 2021 Notes Upon a Tax Event,” we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.
As used herein, the term “United States Holder” means a beneficial owner of a 2021 note that is (i) a citizen or resident of the United States; (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes), that was established under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds a 2021 note, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. As used herein, the term “Non-United States Holder” means a beneficial owner of a 2021 note that is not a United States Holder and is not a partnership.
Redemption of the 2021 Notes
The 2021 notes are not subject to repayment at the option of the holders at any time prior to maturity. We may redeem the 2021 notes under the circumstances described below.

Optional Redemption of the 2021 Notes
On or after May 30, 2017 and prior to October 22, 2021 (the date that is 31 days prior to the maturity date), we may, at our option, redeem the 2021 notes, in whole or in part, on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 20 basis points, together, in each case, with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption. We will calculate the redemption price, which calculation will be binding and conclusive absent manifest error.
“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, a bond that is a direct obligation of the Federal Republic of Germany (the “German government bond”) (Bundesanleihe) selected by an independent investment bank as having an actual or interpolated maturity comparable to the remaining term of the 2021 notes to be redeemed or such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
When we use the term “remaining scheduled payments,” we mean, with respect to any 2021 Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such 2021 Note, the amount of the next scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to such redemption date.
On or after October 22, 2021 (the date that is 31 days prior to the maturity date) we may, at our option, redeem the 2021 notes, in whole or in part, on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to the principal amount of the 2021 notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.
Redemption of the 2021 Notes Upon a Tax Event
If, as a result of (a) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after November 15, 2016, or (b) a taxing authority of the United States taking any action, or such action becoming generally known, on or after November 15, 2016, whether or not such action is taken with respect to us or any of our affiliates, there is in either case a material increase in the probability that we will or may be required to pay additional amounts as described herein under the heading “-Payment of Additional Amounts on the 2021 Notes” above (any of the foregoing, a “Tax Event”), then we may in either case, at our option, redeem, in whole or in part, the 2021 notes on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to the principal amount of the 2021 notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.
In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the 2021 notes. Prior to the publication of any notice of redemption, we will deliver to the trustee an officer's certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and an opinion of counsel to that effect based on that statement of facts.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of the 2021 notes, create and issue further 2021 notes ranking on an equal basis with the outstanding 2021 notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except, in some circumstances, for the first payment of interest following the issue date of such further notes). Such further 2021 notes shall be consolidated and form a single series with the outstanding 2021 notes and shall have the same terms as to status, redemption or otherwise as the outstanding 2021 notes.
Indenture Provisions Applicable to the 2021 Notes
In the below summary, we have included references to section numbers of the indenture.
Covenants Relating to Us
The covenants in the indenture governing our debt securities (of which the 2021 notes is a series) include the following:
Transactions With Affiliates. Neither we nor any of our subsidiaries will engage in any transaction with any of our affiliates unless the transaction is on a basis not materially less favorable to us or our subsidiary than would be the case if we had effected the transaction with a non-related third party. See Section 12.08. Our affiliates are defined as any corporation controlling, controlled by or under common control with us. See Section 1.01. "Our subsidiaries" means any corporation of which we own or control, directly or indirectly, more than 50% of each class of its voting stock. See Section 1.01.
Maintenance of Net Worth. The indenture requires that we shall at all times maintain a net worth of at least $50,000,000. See Section 12.09. Net worth is defined in the indenture to include, at any date, the aggregate stated value of all classes of our capital stock plus the aggregate amount of the consolidated surplus, whether capital, earned or other, of us and our consolidated subsidiaries, calculated in accordance with generally accepted accounting principles, to which we refer as GAAP. See Section 1.01.
Restrictions as to Liens. Neither we nor any of our subsidiaries will create, assume or allow to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon our or their properties or assets, whether now owned or hereafter acquired, or acquire or agree to acquire property or assets under any conditional sale agreement or other title retention agreement. However, we may incur or allow to exist on our and our subsidiaries' property the following types of liens:
•liens for taxes and governmental charges not yet due or being contested in good faith;
•liens incidental to the conduct of our business not incurred in connection with the issuance or assumption of debt;
•liens on our deposits or on a subsidiary's deposits with banks, in accordance with customary and established banking practice, in connection with our providing financial accommodations to any person in the ordinary course of business;
•liens securing obligations of a subsidiary to us or to another subsidiary;
•certain liens on after acquired tangible property and purchase money liens; and
•extensions, renewals or replacements of any of such liens.

See Section 12.10.
However, we and any subsidiary may create, assume or suffer to exist a lien or charge upon any of our assets in connection with the issuance or assumption of secured debt that would otherwise be subject to the above restrictions, provided that the aggregate amount of all such secured debt does not exceed 10% of our borrowing base. See Section 12.10. Borrowing base means the sum of (i) the outstanding debt owed by us to American Express Company or a subsidiary of American Express Company that has been subordinated to the debt securities plus (ii) net worth as defined above. See Section 1.01. Debt is defined as all obligations that in accordance with GAAP would be included in determining total liabilities on the liabilities side of our balance sheet and all obligations guaranteeing debt of any third person. See Section 1.01.
Ownership of our Capital Stock. American Express Company will at all times own, directly or indirectly, 100% of our common stock and shares representing not less than 80% of the total combined voting power of all shares issued by us having ordinary voting rights. See Section 12.11.
Release from Covenants. The covenants described above will cease to be binding on us from and after the ninety-first day following our deposit with the trustee, in trust, of sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such debt securities, provided that (x) we have made such a deposit, in trust, of sufficient cash and/or government securities; (y) we have paid all other sums payable under the indenture in connection with such series of the debt securities, including all amounts due to the trustee; and (z) we have delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent to such release have been met. See Section 12.15.
Modification of the Indenture
We may make modifications and amendments of the indenture with respect to one or more series of debt securities by supplemental indenture without the consent of the holders of those debt securities in the following instances:
•to evidence the succession of another corporation to us and the assumption by such successor of our obligations under the indenture;
•to add to or modify our covenants or events of default for the benefit of the holders of the debt securities;
•to establish the form or terms of the debt securities of any series;
•to cure any ambiguity or make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders in any material respect;
•to modify, eliminate or add to the provisions of the indenture as necessary to qualify it under any applicable federal law;
•to name, by supplemental indenture, a trustee other than The Bank of New York Mellon for a series of debt securities;
•to provide for the acceptance of appointment by a successor trustee;
•to add to or modify the provisions of the indenture to provide for the denomination of debt securities in foreign currencies;
•to supplement any provisions of the indenture as is necessary to permit or facilitate the defeasance and discharge of any debt securities as described in this description;
•to prohibit the authentication and delivery of additional series of debt securities;

•to modify the provisions of the indenture in accordance with amendments to the Trust Indenture Act provided that such modifications do not materially affect the interests of security holders; or
•to modify the provisions of the indenture provided that such modifications do not apply to any outstanding security.
Any other modifications or amendments of the indenture by way of supplemental indenture require the consent of the holders of a majority in principal amount of the debt securities at the time outstanding of each series affected. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:
•modify the terms of payment of principal, premium or interest;
•reduce the percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with any restrictive covenant;
•modify the provisions governing supplemental indentures with consent of holders or waiver of past defaults except to increase the percentage of consents required to provide that certain other provisions cannot be varied without unanimous consent; or
•subordinate the indebtedness evidenced by the debt securities to any of our other indebtedness.
See Sections 11.01 and 11.02.
Events of Default, Notice and Waiver
The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities.
An event of default with respect to any series of debt securities will be:
•default in the payment of the principal of, or premium, if any, on any debt security of that series when it is due and payable;
•default in making a sinking fund payment or analogous obligation, if any, when due and payable;
•default for 30 days in the payment of an installment of interest, if any, on any debt security of that series;
•failure of American Express Company, directly or indirectly, to own 100% of our common stock and to own shares representing at least 80% of the total combined voting power of all of our issued shares having ordinary voting rights;
•default for 60 days after written notice to us in the performance of any other covenant in respect of the debt securities of that series;
•certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our property;
•an event of default with respect to any other series of debt securities outstanding under the indenture or as defined in any other indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which indebtedness of us of at least $50,000,000 principal amount shall have been accelerated and that acceleration shall not have been annulled within 15 days after written notice thereof; and
•any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or the supplemental indenture under which that series of debt securities is issued.
See Section 7.01.
An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of the holders of that series. See Section 8.02.
If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of that series to be due and payable immediately. See Section 7.02.
The indenture contains a provision entitling the trustee to be indemnified to its reasonable satisfaction by the holders before exercising any right or power under the indenture at the request of any of the holders. See Section 8.03. The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the debt securities of that series. See Section 7.12. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent including notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal and premium, if any, at stated maturity and interest on any overdue principal and interest or to institute suit for the enforcement thereof. See Sections 7.07 and 7.08.
The holders of not less than a majority in principal amount of the outstanding debt securities of any series under the indenture may on behalf of the holders of all the debt securities of that series waive any past defaults, except a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of that series and a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each debt security affected. See Section 7.13.
We are required by the indenture to furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. See Sections 9.04 and 12.06.
Defeasance of the Indenture and Debt Securities
The indenture permits us to be discharged from our obligations under the indenture and with respect to a particular series of debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this description as defeasance. See Section 6.02.
If we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such series of debt securities, then from and after the ninety-first day following such deposit:
•we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any such series; and
•our obligations under the indenture with respect to the debt securities of that series will cease to be in effect, except for certain obligations to register the transfer or exchange of the debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust.

The indenture also provides that the defeasance will not be effective unless we deliver to the trustee a written opinion of our counsel to the effect that holders of the debt securities subject to defeasance will not recognize gain or loss on those debt securities for federal income tax purposes solely as a result of the defeasance and that the holders of those debt securities will be subject to federal income tax in the same amounts and at the same times as would be the case if the defeasance had not occurred. See Section 6.02.
Following the defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.
With respect to the 2021 notes, any funds or securities deposited pursuant to the defeasance provisions described above will be euros or obligations issued or guaranteed by the German government.
Governing Law
The laws of the State of New York govern the indenture and the debt securities. See Section 1.13.
Concerning the Trustee
The Bank of New York Mellon, the trustee under the indenture, provides corporate trust services to us. In addition, affiliates of the trustee provide investment banking, bank and corporate trust services and extend credit to our affiliate, American Express Company, and many of its subsidiaries. We and our affiliates may have other customary banking relationships (including other trusteeships) with the trustee.
Book-Entry, Delivery and Form
The 2021 notes were issued in the form of one or more fully registered global notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The global notes were deposited with a common depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), and registered in the name of the common depositary or its nominee. Beneficial interests in the global notes are represented through book-entry accounts of financial institutions acting on behalf of holders as direct and indirect participants in Clearstream, Luxembourg or Euroclear. Holders may elect to hold interests in the global notes either through Clearstream, Luxembourg or Euroclear if they are a participant in such systems, or indirectly through organizations that are participants in such systems. Except as set forth under “Definitive Notes,” owners of beneficial interests in the global notes will not be entitled to have 2021 notes registered in their names, and will not receive or be entitled to receive physical delivery of 2021 notes in definitive form. Beneficial owners are not considered the owners or holders of the 2021 notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture.
Definitive Notes
We will issue physical certificates to beneficial owners of a global security if:
•the depositary notifies us that it is unwilling or unable to continue as depositary for such global certificates or the depositary ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation and we are unable to locate a qualified successor depositary;
•we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates; or
•there shall have occurred and be continuing an event of default with respect to the securities of such series.
If any of the events described in the preceding paragraph occur, we will issue definitive securities in certificated form in an amount equal to a holder's beneficial interest in the 2021 notes. Definitive securities will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and will be registered in the name of the person requested by or on behalf of the depositary (in accordance with its customary procedures).

In the event that definitive 2021 notes are issued, the 2021 notes may be presented for registration of transfer and exchange at the office or agency maintained for that purpose in the City of London, which is initially the London office of The Bank of New York Mellon, London Branch. In such circumstances, we will also pay principal of, and interest on, the 2021 notes at the office or agency maintained for that purpose in the City of London, which is initially the London office of The Bank of New York Mellon, London Branch. We will make payments of principal on the 2021 notes only against surrender of such notes. All payments of principal and interest will be made by check drawn on a bank in The City of London and mailed to the persons in whose names such 2021 notes in definitive form are registered at such person's address as provided in the register. For holders of at least €1,000,000 in aggregate principal amount of 2021 notes in definitive form, we will make payment by wire transfer to a euro account maintained by the payee with a bank in a European city in which banks have access to the TARGET2 system, provided that the trustee receives a written request from such holder to such effect designating such account no later than the related record date.